Exhibit 10.2

NTN BUZZTIME, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Adopted and approved April 9, 2017, and effective as of April 1, 2017 (the “Effective Date”)

NTN Buzztime, Inc. (the “Company”) believes that granting compensation to members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Non-employee Directors”). This Non-Employee Director Compensation Policy (this “Policy”) is intended to formalize the Company’s policy regarding annual retainer and equity compensation to Non-employee Directors. Unless otherwise defined herein, capitalized terms used in this Policy have the meaning given to such terms in the NTN Buzztime, Inc. Amended 2010 Performance Incentive Plan (the “2010 Plan”). Each Non-employee Director will be solely responsible for any tax obligations he or she incurs as a result of compensation received from the Company, including under this Policy. The 2010 Plan provides that the Board shall administer the 2010 Plan with respect to all Awards granted to Non-employee Directors. This Policy is effective as of the Effective Date.

Compensation Generally

The Company compensates its Non-employee Directors for their service in such capacity with annual retainers and equity compensation as described in this Policy. Directors who are also employees of the Company are not entitled to receive any compensation for their service as Directors. No Director will be entitled to or paid any fees for meeting attendance. From time to time, a Non-employee Director may provide the Company with consulting services, and the Company may compensate such Non-employee Director for such services.

Annual Retainers

Amount

Each Non-employee Director will be eligible for a $25,000 annual retainer for his or her service as a Director. If the Chairperson of the Board is a Non-employee Director, he or she will be eligible for an additional $20,000 annual retainer for services in such capacity. Each Non-employee Director who serves on one of the committees of the Board listed in the table below will also be eligible for an additional annual retainer for their service on such committee as set forth in the table below.

Board Committee	Chairperson	Member
Audit Committee	$10,000	$5,000
Nominating and Corporate Governance/Compensation Committee	$10,000	$5,000

Payment

Each annual retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Non-employee Director who has served in the relevant capacity at any point during the immediately preceding Company fiscal quarter, and such payment shall be made no later than 30 days following the end of the applicable Company fiscal quarter (such payment date, a “Payment Date”).

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Election for Cash Retainers to be Paid in Stock

Each Non-employee Director may elect that payment of the annual retainer he or she is eligible to receive under this Policy, or a portion of such retainer, be settled in the form of a Restricted Stock Grant granted under the 2010 Plan. Such Restricted Stock Grant shall be fully-vested on the date of grant. An election under this paragraph (each, an “Election”) must be made by the applicable Non-employee Director during an open trading window under the Company’s insider trading policy by written notification to the Company’s Corporate Secretary and to the Company’s Chief Financial Officer no later than the 15th day of the last month of the Company fiscal quarter for which the retainer is to be paid (the “Election Deadline”) for such Election to be effective with respect to such retainer. An Election applies only to the particular calendar quarter for which it is made. Absent an Election being timely made in accordance with this paragraph as to a particular calendar quarter, the portion of the annual retainer to be paid on the Payment Date for that particular calendar quarter will be in the form of cash. Once an Election is made with respect to a particular calendar quarter, it may not be withdrawn or substituted unless the Board determines, in its sole discretion, that the withdrawal or substitution is occasioned by an extraordinary or unanticipated event. Each payment in the form of a Restricted Stock Grant shall (i) be made on the same Payment Date as a cash retainer payment and (ii) cover a number of shares of the Company’s common stock equal to the U.S. dollar amount of the applicable cash retainer payment, divided by the closing market price of the Company’s common stock on the last day of the applicable Company fiscal quarter, rounded down to the nearest whole share. For clarity, absent an Election, cash retainers shall be paid in cash. If the Restricted Stock Grant would be deemed a purchase and on the date the Restricted Stock Grant would be purchased pursuant to an Election there is in place any restriction under applicable law (including a blackout period under the Sarbanes-Oxley Act of 2002) or the rules of the principal national securities exchange on which the Shares are traded (a “Purchase Restriction”) which would prohibit the Non-employee Director from making such a purchase, then the Restricted Stock Grant shall be purchased on the first trading day following the lapse or removal of the Purchase Restriction based on the Fair Market Value of the shares on such trading day.

Equity Compensation

Initial Awards. Each Non-employee Director who is initially elected or appointed to the Board on or after the Effective Date automatically will be granted a Nonstatutory Stock Option to purchase 600 Shares (an “Initial Option Award”). Of the 600 Shares subject to an Initial Option Award, 300 Shares will be fully vested and exercisable on the date of grant and the remaining 300 Shares will vest and become exercisable, subject to the Director’s continued service, in 12 equal monthly installments beginning in the month immediately following the date of grant.

Annual Awards. Each Non-employee Director who is re-elected for an additional term of service on the Board automatically will be granted a Nonstatutory Stock Option to purchase 400 Shares (an “Annual Award”) on the date of the Company’s annual stockholder meeting at which such Director is so re-elected. The Shares subject to an Annual Award will vest and become exercisable, subject to the Director’s continued service, in 12 equal monthly installments beginning in the month immediately following the date of grant.

Each Initial Option Award and Annual Award will (a) have an exercise price per share equal to the Fair Market Value of a Share on the date of grant; and (b) expire on the earlier of 10 years from the date of grant or 90 days from the date the Director ceases to serve on the Board.

Additional Provisions

All provisions of the 2010 Plan will apply to Equity Awards granted to Non-employee Directors under this Policy, unless a provision in this Policy is inconsistent with the 2010 Plan, in which case such provision of the 2010 Plan would not apply to the Equity Awards. All applicable terms of the 2010 Plan apply to this Policy as if fully set forth herein, and all grants of Equity Awards are hereby subject in all respect to the terms of the 2010 Plan. Equity Awards granted under this Policy shall be made solely by and subject to the terms set forth in a Restricted Stock Grant Agreement and Stock Option Agreement, as applicable, in a form approved by the Board.

This Policy may be amended, modified or terminated by the Board in the future at its sole discretion. No Director shall have any rights hereunder; provided, however, that the foregoing does not limit any rights a Director may have under and with respect to any Equity Awards granted to such Director under this Policy.

This Policy is subject to review and renewal at least annually by the Board.

Adjustments

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company or other change in the corporate structure of the Company affecting the Shares occurs, the Board, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.

Revisions

The Board may change and otherwise revise the terms of Equity Awards granted under this Policy, including, without limitation, the number of Shares subject thereto, for Equity Awards of the same or different type granted on or after the date the Board determines to make any such change or revision.

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